EXHIBIT 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Ralph Makar President and CEO 503-692-8001 ext. 4137	Chris Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS THIRD-QUARTER 2008 RESULTS

PORTLAND, OR, November 10, 2008 – Bioject Medical Technologies Inc. (OTCBB: BJCT), a leading developer of needle-free injection therapy systems, today announced financial results for the third quarter of 2008.

For the third quarter of 2008, Bioject reported revenues of $1.7 million, compared to $1.8 million reported in the comparable year ago quarter. Third-quarter 2008 product sales were $1.5 million compared to $1.7 million in the third quarter of the prior year. License and technology fees for the third quarter of 2008 were $139,000, compared to $83,000 in the year-ago quarter. Operating expenses for the third quarter of 2008 were $2.2 million, compared to $2.7 million in the comparable 2007 third quarter, a 19% decrease from the year ago period. The Company reported a third quarter 2008 operating loss of $525,000 compared to an operating loss of $890,000 in the prior year period, despite having revenues $147,000 lower than in the prior year period. Included in the current quarter operating loss of $525,000 is $423,000 of non-cash charges comprised of non-cash compensation expense related to the fair value of stock-based awards, warrants and stock funding of $212,000 and depreciation and amortization of $211,000. The Company reported a third quarter 2008 net loss allocable to common shareholders of $1.1 million, compared to net loss allocable to common shareholders of $725,000 in the comparable year-ago quarter. The third quarter 2008 net loss of $1.1 million includes a $598,000 non-cash charge recognized when the Company’s $1.25 million convertible loan with Partners For Growth, L.P. was significantly modified. Due to the modification, the debt was considered to be extinguished. Consequently, the Company revalued the loan at its fair value at the date of modification, and the $598,000 loss on extinguishment of debt was recorded as a non-operating, non-cash expense during the quarter. At September 30, 2008, the Company reported cash, cash equivalents and marketable securities of $1.6 million.

Basic and diluted net loss per common share for the third quarter of 2008 were $0.07 per share on 16.0 million weighted average shares outstanding, compared to a net loss of $0.05 per share on 15.1 million weighted average shares outstanding for the same period last year.

For the nine months ended September 30, 2008, Bioject reported a net loss allocable to common shareholders of $2.8 million on revenues of $5.1 million. This compares to a net loss allocable to common shareholders of $4.0 million on revenues of $6.7 million for the same period last year.

Basic and diluted net loss per share for the nine months ended September 30, 2008 were $0.18 per share on 15.7 million weighted average shares outstanding compared to a net loss of $0.27 per share on 15.0 million weighted average shares outstanding for the comparable period last year.

“While today’s challenging financial environment is affecting all companies worldwide, Bioject continues to prudently manage its operations by delivering a 41% reduction in operating loss for the third quarter of 2008 and a 31% reduction in operating loss for the first nine months of 2008 as compared to the respective prior year time periods,” said Ralph Makar, Bioject’s President and CEO. “Although our cash operating loss has decreased significantly, we continue to manage cash carefully. In addition, due to the challenge of moving our new drug+device strategy forward in this difficult economic climate, we have enlisted the services of Ferghana Partners to assist us in pursuing various strategic alternatives, which we believe will maximize the value of the Company and its products for shareholders,” said Mr. Makar.

The Company will conduct a conference call to discuss third-quarter results on Tuesday, November 11, 2008 at 10:00 a.m. Eastern Standard Time. Live audio of the conference call will be available to investors, members of the news media and the general public. To participate in the call via telephone, please dial 1-877-407-8037.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding possible strategic alternatives. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that it may not be able to secure financing on acceptable terms if at all. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Net sales of products	$1,512	$1,714	$4,569	$5,301
License and technology fees	139	83	545	1,377

	1,651	1,797	5,114	6,678
Operating expenses:
Manufacturing	1,083	1,556	3,372	4,787
Research and development	493	678	1,631	2,430
Selling, general and administrative	600	453	2,125	2,384

Total operating expenses	2,176	2,687	7,128	9,601

Operating loss	(525)	(890)	(2,014)	(2,923)
Interest income	10	28	34	93
Interest expense	(126)	(175)	(454)	(472)
Loss on extinguishment of debt	(598)	—	(598)	—
Change in fair value of derivative liabilities	199	414	424	(414)

Loss from operations before preferred stock dividend and beneficial conversion	(1,040)	(623)	(2,608)	(3,716)
Preferred stock dividend	(12)	(102)	(197)	(292)

Net loss allocable to common shareholders	$(1,052)	$(725)	$(2,805)	$(4,008)

Basic and diluted net loss per common share	$(0.07)	$(0.05)	$(0.18)	$(0.27)

Shares used in per share calculations	15,955,877	15,149,821	15,700,463	14,962,750

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$891	$1,723
Marketable securities	684	667
Accounts receivable	543	847
Inventories	957	777
Other	46	324

	3,121	4,338
Property and equipment, net	1,759	2,297
Goodwill	—	94
Other assets, net	1,291	1,240

Total assets	$6,171	$7,969

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$969	$827
Current portion of long-term debt	639	167
Accounts payable and accrued liabilities	1,508	2,080
Derivative liabilities	121	528
Deferred revenue	298	316

	3,535	3,918
Long term liabilities:
Long-term debt	—	1,224
Deferred revenue	1,217	102
Other long-term liabilities	272	316
Shareholders’ equity:
Preferred stock	8,015	7,195
Common stock	113,741	113,018
Accumulated deficit	(120,609)	(117,804)

	1,147	2,409

Total liabilities and shareholders’ equity	$6,171	$7,969

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